Exhibit 99.1
FIRST INDIANA BANK Moderator: Bob Warrington 04-19-06/1:00pm CT Confirmation #7190026 Page 1

FIRST INDIANA BANK

Moderator: Bob Warrington
April 19, 2006
1:00 pm CT

Operator:	Good afternoon. My name is (Tamara) and I’ll be your conference operator today. At this time I’d like to welcome everyone to the First Indiana Bank First Quarter Earnings conference call.

All lines have been placed on mute to prevent any background noise. After the speakers’ remarks there will be a question and answer session. If you would like to ask a question during this time simply press star then the number 1 on your telephone keypad. If you would like to withdraw your question press the pound key.

Thank you. Mister Warrington you may begin your conference.

Bob Warrington:	Thank you (Tamara). Welcome and thank you for joining us today. We appreciate the opportunity to share our first quarter results and observations with you. With me today are Beth Copeland, our Communications Director, and Bill Brunner, our Chief Financial Officer.

First Beth will address forward looking statements and then Bill will review selected financials and then I’ll provide some remarks. Beth?

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Beth Copeland:	This conference call may contain forward looking statements concerning First Indiana’s future operations and financial results. Such statements are based on management’s views and expectations as of today based on information presently available to management.

These statements are subject to numerous risks and uncertainties as described in our Form 10K and other filings with the Securities and Exchange Commission. And as a consequence actual results may differ materially from those anticipated by the forward looking statements. First Indiana undertakes no duty to update forward looking statements.

And now Bill will review a few of our financials.

Bill Brunner:	Good afternoon. First Indiana’s net income for the first quarter of 2006 was $14.6 million or 85 cents per diluted share. Earnings for the first quarter of the previous year were $5.6 million or 32 cents per diluted share.

Included in the first quarter results were two items that significantly affected our net income. The first was the sale of our trust division that closed on January 3 of 2006. This sale produced $8.7 million in net income or 50 cents per diluted share. The affect of this transaction is encapsulated in the discontinued operations section of the income statement and does not impact any other line items.

The second item was the continued implementation of our technology outsourcing agreement for our core processing service. We recognized $586,000 in expenses net of taxes or a negative three cents per diluted share associated with this in the first quarter.

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This expense largely reflects the estimated one time costs associated with the discontinuation of the existing contract as well as costs associated with the conversion planning process and such which cannot be capitalized. We expect this quarter’s charge to be the largest recognized relating to this conversion.

Adjusting for these two items earnings per share for the quarter were 38 cents, up 19% from the same period last year. Due to the significance of these two items we have provided in the press release ROA and ROE calculations which are adjusted for the discontinued operations accounting for the trust business and the conversion costs in all periods where such items are present.

On this basis the annualized return on assets for the quarter is 1.35% compared to 1.34% for the fourth quarter and 1.19% for the first quarter of 2005.

Return on average equity for the quarter was 14.49% compared with 15.04% in the fourth quarter of 2005 and 12.54 in the first quarter of 2005, again adjusted for the two items.

The net interest margin was 3.90% for the first quarter. This compares with 3.85% for the fourth quarter of 2005 and 3.77% for the first quarter of 2005. There were no unusual items included in the first quarter margin. The margin reflects the benefits realized by increasing short term interest rates tempered by the continuation of pricing pressures of both loans and deposits.

As for credit metrics, charge offs for the first quarter of 2006 were $483,000 or 13 basis points. This compares favorably to 47 basis points for the fourth quarter of 2005 and 35 basis points in the first quarter of 2005.

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Non-performing loans remain steady at $4.5 million or 29 basis points at March 31, the same as 12-31. However this is a significant decrease from March 31, 2005 when non-performing loans were $15 million or 1.02% of loans.

Non-interest income for the first quarter of 2006 was $7.4 million compared with $7.6 million for the fourth quarter of 2005 and on a normalized basis $7.6 million in the first quarter of 2005.

Deposit fees decreased in the first quarter in a like pattern to the first quarter of 2005 after which in 2005 fees rebounded as the year progressed. This appears to be a seasonal trend and is primarily in the overdraft fee category.

Revenue on the sales loans was softer in the quarter due to a combination of lower volume and price. Non-interest expense for the first quarter of 2006 was $16.2 million compared to $15.3 million for the fourth quarter of 2005.

Included in the first quarter was $930,000 in pretax charges associated with the core processor conversion discussed earlier and in our press release. Exclusive of these costs non-interest expense was $15.2 million, a level less than any quarter in 2005.

Now Bob has some remarks about our results.

Bob Warrington:	Thank you Bill. Today I’d like to talk about what I saw as the positives, negatives, and perhaps neutral items and events for the first quarter. I would suggest the positives were margin expense control, our loan pipeline, and our credit trends. Negatives would be loan growth and non-interest income. I think deposit/funding is neutral. So I’d like to with that as a backdrop try to address the issues that Bill didn’t cover there.

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Talking about loan growth to start with, obviously the end of the quarter was pretty much flat with the end of the fourth quarter of last year and up maybe $92 million or so from the same period the prior year.

Now within that, within our commercial portfolios we did experience a number of payoffs early in the quarter most of which were credit related. Specifically we had two credits that totaled approximately $20 million together, one that we asked to leave and another we let go because there was some item of deal structure underwriting that we weren’t comfortable with keeping on our balance sheet long term. Both of the credits had always paid as agreed and were performing but we felt we were not willing to compromise structure.

We did book a significant amount of new business credits during the quarter, about $40 million. And within the commercial book there was about an $11 million increase or 6% annualized during that first quarter period of time.

The decrease in consumer loans in the first quarter was primarily due to historically high levels of payoffs in our home equity lines of credit. We believe that this was exacerbated by the inverted yield curve which produced a favorable opportunity to refinance from a floating rate into a fixed rate HELOC.

We continue to see improvement in our credit quality and loan portfolios. And we do feel good about our loan pipeline. We have perhaps the most robust pipeline in my couple of years here at the company and it’s because of that that we feel that our forecast for the year of 10% loan growth is realistic and attainable and we at this time are sticking with that based on the strength of our pipeline.

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Now when it comes to deposits and funding this is one I classified as neutral and I’m going to try to give you a little bit of information and flavor on that so you can piece our thought process together.

If I look at total funding and if I went back to the end of June 2004 and we looked at our demand accounts, our savings accounts, our retail CDs, and our retail suite product, that would account for about 64% of our total funding. Let’s fast forward to the end of March this year it accounts for a little over 76% of our funding and the advantage to that is we reduced our federal home loan bank board advances and our jumbo CDs.

The spread between our repo sweeps and the federal home loan bank advances is about 85 basis points which I would suggest has been a positive underpinning to our margin improvement over that time period.

On the other hand if you look at the mix of those various products we have seen in this competitive rate environment some funds move from DDA to savings or to retail CDs. So I think there’s an opportunity going forward to perhaps improve our mix within that portion of our total corporate funding. But nevertheless the benefit in this particular marketplace over that time period is we increased our repo sweeps by about $100 million.

Now these are customers that are in market that we touch and have the opportunity to provide other banking services to so that’s why I would kind of describe that as a neutral event over the quarter. That said we do feel favorably inclined to where we are positioned with our deposit growth. We’ve seen some encouraging signs in March and the first part of April. And we do have a couple of new branches scheduled to come online at the beginning of

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this summer and we’ve got branch managers in place that are on the street gathering deposits that will be associated with those branches.

Bill also mentioned the charges associated with the core processor conversion and our process improvement initiatives which are currently underway. And I’m pleased to report that the conversion is on track for our target date in August and also the cost savings and revenue enhancement opportunities that we’ve spoken of in the past of $2 million plus are also on track. And it’s the opportunity to obtain those cost savings that’s really the driving force behind this outsourcing technology change that we’re making. That’s why we’re encouraged that we’re on pace because it really impacts the future run rate of the company in a significant manner.

We will continue to work on controlling expenses, building up our pipeline with quality credits and growing deposits. In short we’re focused on growing the top line and the bottom line to produce quality earnings.

That concludes our prepared remarks. With the operator’s assistance we’d be glad to take any questions.

Operator:	At this time I’d like to remind everyone in order to ask a question please press star then the number 1 on your telephone keypad.

Your first question comes from (Fred Cummings) with Key Bank Capital Markets.

(Fred Cummings):	Yes good afternoon.

Bob Warrington:	Good afternoon.

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(Fred Cummings):	Bob can you touch on whether or not - did you lose any deposits as a result of these two large loan customers leaving the bank?

Bob Warrington:	I don’t believe so (Fred) because both of them were out of market. One was out of state and the other one was a long way from Indianapolis. So I don’t believe that had any impact on deposits.

(Fred Cummings):	Okay. Then secondly I want to make sure - one can you give us your headcount - Bill can you give me the headcount at the end of the quarter? I think end of the year you guys were at 529.

Bob Warrington:	If I can take headcount and make a full time equivalence I can get you pretty close.

(Fred Cummings):	Yes.

Bob Warrington:	Which is the way I tend to think of it. We were - we’ve been fluctuating between 515 and 518 the past couple of pay periods.

(Fred Cummings):	Okay. All right. And I want to better understand this salary and benefit line item. You’re at $9.1 million in the fourth quarter and $9.7 here in the first. I know you have some, you know, the FICA taxes and the like.

What else is influencing that link quarter increase?

Bill Brunner:	(Fred) this is Bill. The biggest item is exactly that. You pay a lot of taxes in the first quarter. We had a good year last year and hence payouts on incentives were full and that caused that payroll tax number be deemed higher in the first quarter than in other quarters.

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It also is officers’ pay adjustments are made at 12-31 so any adjustments made to those would have shown up as a step in that period. And probably the third item in there is like many companies the cost of pension costs tend to rise a little bit and most of those reset on January 1.

(Fred Cummings):	Okay. And then looking out towards over the next several quarters and maybe factoring in the expected cost savings from this systems conversion and I know you’re going to have a couple of new branches coming online. How should we think about the expense trajectory looking out towards the end of the year?

Bill Brunner:	(Fred) I’ll try that one again. Actually Bob just mentioned something I let slip right by me; I forgot about it. There was salary there was approximately $70,000 worth of option expensing because we adopted 123R also during the first quarter.

(Fred Cummings):	Okay.

Bill Brunner:	As far as run rate we have mentioned in the past that most of the costs saved, or some of the cost savings of $2 million plus would take full effect after the conversion and there still is numbers to come on board.

I would say that we are starting to experience some of the early saves from those initiatives and have some benefit. I’d say not a large portion but some benefit in the first quarter. I expect them to build and then clearly catch on in the fourth quarter of the year.

(Fred Cummings):	Thank you.

Bob Warrington:	Thanks (Fred).

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Operator:	Your next question comes from (Kenneth James) with FTN Midwest Securities.

(Kenneth James):	Good afternoon.

Bob Warrington:	Good afternoon.

(Kenneth James):	Had a question kind of credit related, related to the reserve. I was wondering if you could talk a little bit about the methodology for the reserve and the provisions or lack therefore. Kind of if we think about it going forward if MPAs remain this low and your credit costs are obviously going to be a lot lower than they were historically. At what point in time would your methodology force you basically to take bigger chunks of money out of the reserve? How far down the road will we be looking at that?

Bill Brunner:	Well (Ken) this is Bill. I mean, the methodologies start back from there is predominantly a historical look back where it looks at different periods of time - one year, two year, and I believe three year rolling average loss histories on portfolios and apply them against on the outstanding loans.

Obviously as credit quality continues to improve over that time those rollover rates will come down and our calculated reserve would come down in a like manner.

The balancing act between when our reserves may have to be released in a material or a big way is really a function of how productive we are in growing the outstandings of the balance sheet.

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If we can keep up with the growth patterns as we are sure we’d rather deploy them against new growth and profitable volume on the balance sheet than simply releasing them into earnings.

In this quarter for example we had a very favorable charge off quarter. That obviously our balance sheet was not able to outrun so to speak the amount of reserves that weren’t used to charge off. So those roll rates and just was a little bit stronger than we could deploy in the current periods and had to see a small negative reserve.

(Kenneth James):	Okay thank you. Second question regarding fee income, particularly the gain on sale of the home equity business. You touched on lower volumes and tighter margins there. Is that an environment, I mean, obviously thematically space and what we hear on the news about the housing market and the yield curve issues and et cetera. I would expect that number to remain lower than it was last year for the rest of the year. Do you think we can kind of continue to expect that number to trend maybe a little bit lower or do you expect it to bounce back?

Bob Warrington:	Well (Kenneth) that’s a real tough one. I would tend to agree with you on the nearer term. If the reports yesterday regarding the minutes from the Fed meeting indicate that there’s going to be a cessation of rate increases I think that there’s a solid chance that that market could stabilize.

I certainly think over the next quarter or so that that will have some serious headwind because of the shape of the yield curve and the rate environment. We will do our best to fight through that but there’s certainly that handicap in front of us.

(Kenneth James):	Okay thank you.

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Bob Warrington:	You’re welcome.

Operator:	Again to ask a question please press star then the number 1 on your telephone keypad.

Your next question comes from (Brad Millsaps) with Sandler O’Neill.

(Brad Millsaps):	Hey good afternoon.

Bob Warrington:	Good afternoon.

(Brad Millsaps):	Hey Bill can you help me reconcile some of the differences between some of the period end numbers on the balance sheet versus the average balances? In particular I guess the Fed funds balances and then did you run I guess some different type of deposit campaigns at the end of the quarter that would have pushed some of the CD numbers higher? I was wondering if you could just kind of help me with that a bit.

Bill Brunner:	We have had - the CD’s I think is an appropriate one to talk about quarter end balances. We have had some very favorable responses to some CD specials in the retail bank. Those don’t jump into our deltas in given month but they’ve been an upward trend all year.

In fact a little color on that - longer term CDs I would say beyond two years are starting to show a little flavor where that market was basically dead for a number of years. So that is a plus.

The - specifically relating to the Fed fund balance at month end, you know, normally I’m not one to carry many Fed fund sold balances. At the last

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day or two of the month we did have a large, very short term CD sitting in those numbers and caused I’d say a portion of that Fed funds sold number to be there.

Our liquidity continues to build. Deposits continue to build as the month has gone on. And it’s kind of a nice thing to have considering for the short run I almost run out of the wholesale funding sources to pay off. Hence I’d sit on money a little bit.

(Brad Millsaps):	Right, right. And so, I mean, you said that was a short term CD so some of that may fly to the bank this quarter?

Bill Brunner:	It could. We’re not a big user of public money. We don’t have a lot of public deposits or bid money like that. But once in a while you have one that comes and goes.

(Brad Millsaps):	Right, right. Given where we are in the rate cycle and you guys have benefited from a lot of different things but mainly the Fed being active in raising rates would you change sort of your interest rate management strategy at this point? Are you looking to maybe be a little less asset sensitive or if you, you know, consider just ride it out in the environment we’re in?

Bill Brunner:	Well (Brad) our asset sensitivity has been on a very slow decline downward and it isn’t because of structurally or structurally changing it through synthetic instruments or, you know, gone and buy and carry trade assets.

We are a naturally asset sensitive company. However the movement of products and the popularity - what I would call more of a variable rate deposit product has reduced our asset sensitivity to a level that is not, you know, out there very far.

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We still benefit from rising rates but not to the degree we used to. And so I’m not sure there’s a lot of adjustment to be made unless one wants to get into the carry trade. I’m not sure we’re predisposed to get into that business at all really.

And so we take and deliver products to our clients and try to price them through any reasonable rate changes.

(Brad Millsaps):	Right, okay. And then you sound like you feel like deposit source fees are going to bounce back over the subsequent quarters and for the rest of the year.

Bill Brunner:	I’m sorry could you repeat that?

(Brad Millsaps):	I’m sorry. It sounds like you feel pretty good about fees on deposit accounts bouncing back as you move through the year.

Bill Brunner:	Well if they follow the pattern they did last year they will be. It was kind of interesting, it will be just a little statistical fun. But when I look at month by month the overdraft fees per account they are right exactly on last year’s pattern. You know, one year didn’t make a trend and maybe two won’t. Maybe we won’t have a second year trend.

But they’re - the pattern on the way down for the first quarter sure was identical.

(Brad Millsaps):	Okay great. Thank you.

Operator:	Your next question comes from (Brian Martin) with Hal Barnes Investments.

(Brian Martin):	Hey guys.

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Bob Warrington:	Hey (Brian).

(Brian Martin):	Hey just wondering can you guys quantify the level of employment or the FICA tax that was in there in the first quarter?

Bob Warrington:	(Brian) we had a hard time hearing you. Could you repeat that please?

(Brian Martin):	Yeah I just want to see if you guys could quantify the employment tax or the FICA tax in the first quarter.

Bob Warrington:	Bill that’s all yours.

Bill Brunner:	I have a better feel because we try to budget it and I compare it to budget so I’m more familiar with that idea.

If you don’t mind I’m going to give you a round estimate.

(Brian Martin):	Okay.

Bill Brunner:	I would say a round estimate was $150,000 maybe at the high end.

(Brian Martin):	Okay and does that go away the remainder of the year then?

Bill Brunner:	Yeah we’ve already started to get some of that back.

(Brian Martin):	Okay.

Bill Brunner:	Because as people burned off their FICA obviously we don’t have the cost either on the other end.

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(Brian Martin):	Right, okay. So if you back out the, you know, the one extraordinary expense I guess if you will in the quarter, you know, I guess could - you said the $15.2 number is kind of a core number being, you know, the lowest it had been going back to four quarters.

Would you say that that’s - this could be a, you know, a high point for the year, you know, given the initiatives you have in place? Or I guess where would you look at that core number for this quarter you know, X the one time charge?

Bill Brunner:	I think I’m trying to say X the one time charge this is a good core number. Yeah there was some plusses and some minuses, you know, taxes on one side and you indicated positives on the other. They all kind of net out.

And without getting into a full - all kinds of - every line item reconcilement I do believe this to be a pretty solid number.

You’re right - a fair amount of the initiative income is still out in front of us. And again I’ll reiterate that we have committed that as full run rate really won’t be seen until full implementation of the system.

But we’re optimistic. We’re optimistic that we can certainly hold expenses and obviously we have plans in there to take costs out.

(Brian Martin):	Okay. And lastly the new branches that are coming on I guess can you give a little bit just color specifically when you expect them to come on and secondly if you have or if you plan to hire any commercial lenders for those offices or will commercial lenders be housed there or just a little color on that.

Bill Brunner:	You want to take that one?

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Bob Warrington:	We don’t intend to house commercial lenders in the branches. We do intend to drive small business lending opportunities through those locations. You know, I said early summer I think we’re talking one in May and one in July. You know, that can move a little bit based on construction work but that would be, you know, pretty close to being right.

(Brian Martin):	Okay and I guess specifically where they’re at - given that and you guys just haven’t...

Bob Warrington:	I mean they’re both in the greater Indianapolis marketplace. Is that what you meant?

(Brian Martin):	Yeah I guess, yeah. I mean, north side or west side or I guess any color I guess...

Bob Warrington:	Oh okay.

Bill Brunner:	One is on the east side of town...

(Brian Martin):	Okay.

Bill Brunner:	And outside of the beltway and one is on the south side of town outside of the beltway. Each one may be two, three miles outside of the ring road.

(Brian Martin):	Okay. Good deal. I appreciate it guys.

Bob Warrington:	Thanks.

Operator:	Your next question comes from (David Dewsenberry) with Dalton Granier.

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(David Dewsenberry):	Hi. I wanted to get a little bit deeper into the question of the HELOC. Loan sales, volume and pricing, can you just give me sense for where volume was in the quarter relative to say either prior quarter or last years’ quarter and also sense for pricing.

Bill Brunner:	Let me grab a - some notes here on that front. If you’re talking about the loans that were sold to the marketplace...

(David Dewsenberry):	Yes.

Bill Brunner:	Okay.

Round numbers we sold approximately $80 million in the fourth quarter and approximately I believe it’s $72 million in the first quarter. And our prices were about 102.9 in the fourth and 102.8 in the second or in the fourth versus, you know, little bit on that but that kind of volume.

(David Dewsenberry):	Okay. And then your pipeline for that particular product is that also as robust as you had suggested in your opening comments?

Bob Warrington:	This is Bob. I was referring to our portfolio balance sheet items when I made that comment. I would not say that regarding the consumer held for sale loans. No, that would still be trying to fight through the rate cycle and increase the volume. That would be off.

(David Dewsenberry):	Okay. Is that driven by - you might have just answered it - but is that driven mostly by rate issues? Is there a credit quality issue out there? You know, what are you seeing for that particular slice of the market?

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Bob Warrington:	You know that calls for a conclusion but I believe it would be primarily rate driven. I’m not aware of any credit quality issues (David) that impact that particular product line at this point in time. It’s just a very competitive tough marketplace for that product type right now.

(David Dewsenberry):	Okay yeah, no, I didn’t mean that you were seeing credit issues in the loans that you originated as much as you’re not finding the kinds of credits that you want.

Bob Warrington:	You know, we originate a wide spectrum of consumer products to sell to others. So, you know, whether it would be a high LTV or some sub prime credit if somebody else wants to buy it we’re more than happy to originate it and try to facilitate that market.

I think that where we’ve seen the particularly challenging area is regarding HELOCs at variable rate HELOCs just seems to be a tough product to both originate and a tough product to keep on the balance sheet for those that we booked.

(David Dewsenberry):	Yeah you had mentioned that during your opening comments. Was that - those variable rate HELOCs were they going to fixed rate HELOC or were they flipping into a fixed rate first?

Bob Warrington:	I don’t know. You know, we didn’t provide the take out on that. I think it’s a pretty logical conclusion to say that they flipped to a fixed rate product. You know, whether that’s a fixed rate HELOC or a fixed rate first I really don’t know.

(David Dewsenberry):	The securities that you added to your portfolio - can you just tell me what kind of securities you had put on the balance sheet in first quarter?

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Bill Brunner:	Any securities that are put on the balance sheet were straight agency bullets.

(David Dewsenberry):	Okay. Last question is leverage - what do you keep an eye on the most and where’s your comfort zone in terms of regulatory capital levels?

Bob Warrington:	You know, in terms of regulatory capital we always want to be well capitalized and have some cushion to that. We are safely above the well capitalized levels. So I don’t think it would be any issues there.

Are you looking for something more specific?

(David Dewsenberry):	Yeah well I guess I’m looking at the tangible equities, tangible assets a little over seven; certainly not anything to worry about. But what I’m curious about...

Bob Warrington:	Yeah if you tie it back to some for Bill’s earlier comments regarding the I guess the Fed funds and the CD at the end of the quarter that was one large opportunity that’s not typically there. If you adjusted that out I believe our tangible ratio would be in the 730 range.

Bill Brunner:	Mid 730s.

Bob Warrington:	In the mid 730s which would be consistent where it war the prior quarter. And we’ve said on the tangible ratio that we’d like it to be, you know, in the range of seven-ish, you know, maybe plus or minus 25 basis points depending upon opportunities.

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So on an adjusted – so we finished on a GAAP basis above seven and on an adjusted basis we’d be someplace in the 730s.

(David Dewsenberry):	Got it. All right, thank you very much.

Bob Warrington:	You’re welcome.

Operator:	At this time there are no further questions. Are there any closing remarks?

Bob Warrington:	No there are not. Just like to thank everybody for taking the time out of their busy day to join us and hope everyone has a fine end to the day. Thank you very much.

Operator:	This concludes today’s First Indiana Bank First Quarter Earnings conference call. You may now disconnect.

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